Exhibit 16.1

February 12, 2018

MyDx, Inc.

We have read Item 4.01 of Form 8-K dated February 12, 2018 of MyDx, Inc. (“the Registrant”) and are in agreement with the statements concerning therein as it pertains to our firm.

We have no basis to agree or disagree with other statements of the Registrant contained in Item 4.01.

Very truly yours,

/s/ ANTON & CHIA, LLP